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                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary proxy statement                               Rule 14a-6(e)(2))

/ / Definitive proxy statement

/x/ Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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FOR IMMEDIATE RELEASE
---------------------

                       Contact: George Sard/Anna Cordasco/Paul Caminiti Sard Verbinnen & Co
                                      212/687-8080


                    BROOKE MAILS RJR NABISCO PROXY MATERIALS
                   -----------------------------------------

     MIAMI, FL, MARCH 4, 1996 -- Brooke Group Ltd. (NYSE: BGL) announced today that it has commenced mailing its proxy materials for the RJR Nabisco (NYSE: RN) Annual Meeting to RJR Nabisco shareholders. RJR Nabisco has not yet announced a date for the Annual Meeting, but indicated in a recent press statement that the meeting would be held in the third week of April.

     Brooke recently announced that, based on a preliminary count, it won its consent solicitation to immediately spin off the Nabisco (NYSE: NA) food business to RJR Nabisco shareholders and to restore the previous right of shareholders to call special meetings. Brooke has proposed a slate of directors to replace the RJR Nabisco Board at the 1996 Annual Meeting. Brooke's directors are committed to a three-part platform: immediately spinning off Nabisco, revitalizing the tobacco business, and improving corporate governance.

     Brooke Group mailed the following letter with its proxy materials:

     The Company has had sorry performance and a history of failure since the public offering in 1991. The following chart is derived from information in the Company's own proxy statement. The chart assumes that $100 was invested on February 1, 1991 and looks at the cumulative total return through December 31, 1995, including reinvestment of dividends.

                         Comparison of Cumulative Total
                          Returns at December 31, 1995

                       [GRAPHICAL REPRESENTATION OMITTED]

                       [$100 Invested on February 1, 1991]
                             [RJR Nabisco = $113.33]
                          [S&P Food/Tobacco = $178.55]
                               [S&P 500 = $199.48]



                                     -more-

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     We believe that without our consent solicitation, the year-end cumulative total return for RJR Nabisco would probably not have approached $100. In fact, it was below $100 at year-end 1994. The dividends during this period on the $100 originally invested in the Company totaled approximately $5.33. GIVEN THIS PERFORMANCE, YOU MIGHT JUST AS WELL HAVE PUT YOUR $100 UNDER YOUR MATTRESS.

     Yet, incumbent management continues to ignore value-creating alternatives. OUR RECENT CONSENT SOLICITATION PRODUCED SOME REMARKABLE REVELATIONS. In November 1995, we announced our potential nominees for directors pursuant to the Company's advance notice requirements, and Mr. Goldstone said:

          "They'd learn a few things we already know and conclude an immediate split isn't in the cards."

     BUT WHEN WE ASKED HIM UNDER OATH whether there were any facts that are not available to stockholders, Mr. Goldstone testified:

          "I think the shareholders have the relevant facts."

     With these relevant facts, the stockholders have definitively spoken. With these relevant facts, more than a majority have expressed their demand for an immediate spinoff. MR. GOLDSTONE'S RESPONSE: "What was impracticable and inadvisable from the Board's point of view before is still inadvisable today."

     Worse still, although he came aboard with much self-generated fanfare about the "new RJR Nabisco," Mr. Goldstone has reverted to the old philosophy so ineffectually pursued in recent years. When Mr. Goldstone was appointed Chief Executive Officer on December 5, 1995, the press observed: "While Mr. Harper often said his top goals were 'earnings, earnings and earnings'
     . . .," to distinguish himself, Mr. Goldstone told the financial press that "his `only priority' is to get the stock price up." Mr. Goldstone, however acknowledged in a recent interview that he had changed his priorities: "The first priority for us has to be to defend our business." He added "we think we can pay an attractive dividend after we have defended our business." He is an inexperienced businessman, who has abandoned his priorities and is beginning to sound just like Mr. Harper. Despite an overwhelming stockholder demand for an immediate spinoff, Mr. Goldstone is telling us that the management and the Board will ignore us and go back to their knitting.

     The directors who oversaw this poor performance have granted themselves rich pensions in addition to their $60,000 annual director fees; they could receive $60,000 per year for up to 15 years after retirement. These same directors, despite the Company's dismal performance, scratched the backs of management by allowing them to exchange mostly out-of-the-money options for in-the-money options, an enormous give away. Why this excessive compensation? The Company's answer: "It is necessary to attract and keep good people." What

                                     -more-

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     better way to attract quality people than to separate the food business and the tobacco business. Rewards then can be based on industry performance and industry goals.

     The current directors are not in office because they are responsive to the stockholders. They were originally appointed by KKR, which has since disposed of all its stock. IT IS TIME TO RETIRE THE CURRENT DIRECTORS AND ELECT A RESPONSIVE AND RESPONSIBLE BOARD. WE PROPOSE THE FOLLOWING:

     Real Management

     o Brooke has hired Ronald S. Fulford, until recently the executive chairman of Hanson PLC's Imperial Tobacco, to serve as chief executive officer of RJR Tobacco. Fulford has engineered a dramatic turnaround since 1987 at Britain's second largest tobacco maker, tripling profits and productivity, while sharply cutting costs, improving margins and increasing market share.

     Real Shareholder Democracy

     o Dale Hanson, former CEO of the California Public Employees' Retirement System (CalPERS), is Brooke's tenth Board nominee. Mr. Hanson will join the six other independent nominees creating an impressive slate.

     A Real Program

     o Spin Off Nabisco--Brooke's nominees will take action to declare an immediate spinoff of Nabisco to RJR Nabisco stockholders. NEITHER BROOKE GROUP NOR ANY OF ITS AFFILIATES WILL EXERCISE ANY MANAGEMENT CONTROL OVER NABISCO.

     o Higher Dividend--Brooke's nominees will adopt a dividend policy for RJR under which at least 60% of the net cash flow of RJR Tobacco will be declared as cash dividends to stockholders, INITIALLY PRODUCING AN ANNUAL DIVIDEND OF APPROXIMATELY $2.00 PER SHARE.

     o Restrictions on Affiliate Transactions--ANY EXTRAORDINARY CORPORATE TRANSACTION worth more than $2 million per year between RJR (and subsidiaries) and Brooke Group (and affiliates) will require approval by a special committee of independent directors and by stockholders.

     o No Management Entrenchment--Brooke's nominees will not install a staggered Board of Directors and will not implement a "poison pill" rights plan.

                                     -more-

     o Confidential Voting--BROOKE'S NOMINEES WILL amend RJR's bylaws to adopt A CONFIDENTIAL VOTING PROCEDURE for all future matters to be acted upon by stockholders.

     o Terminate the Directors Retirement Plan--Brooke's nominees WILL TERMINATE THE RETIREMENT PLAN FOR FUTURE RJR DIRECTORS.

     ELECT OUR SLATE OF DIRECTORS TO SPIN OFF NABISCO AND GET BACK TO RUNNING THE TOBACCO COMPANY AS A REAL BUSINESS, USING ITS CASH FOR THE BENEFIT OF THE STOCKHOLDERS.

     No matter how many shares you own, your support is important. The accompanying proxy material contains important information and we ask that you review it. Do not delay in responding to this call for action. Now is the time to act. SIGN AND MAIL THE ENCLOSED BLUE PROXY CARD TO REPLACE THE UNRESPONSIVE INCUMBENT BOARD.

                                              Very truly yours,

                                              BENNETT S. LEBOW

                                              Chairman of the Board, President
                                               & Chief Executive Officer

     P.S. If you have any questions or comments about our solicitation, please call Georgeson & Company Inc. at 1-800-SPINOFF. If you are interested in gaining access to information about our solicitation on the World Wide Web, use http://www.brookegroup.com or http://www.georgeson.com.

     Brooke Group controls Liggett Group, tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corporation.